Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIENDFINDER NETWORKS IMPLEMENTS COST REDUCTION INITIATIVE

Actions Expected to Reduce Operating Expenses by $10 Million per Year

(Sunnyvale, CA – January 25, 2012) FriendFinder Networks Inc. (NasdaqGM: FFN), a leading internet and technology company providing services in the rapidly expanding markets of social networking, social commerce and web-based video sharing, today announced the implementation of a cost reduction initiative to more closely align its cost structure with its new business model.

“As part of our previously announced efforts to reorganize our operations into individual business units, we have taken commensurate steps to reduce our operating cost structure.  We are confident these actions will enable our individual business units to operate more efficiently, and therefore, in a more cost-effective manner as we focus on growing our revenues,” commented FriendFinder Networks’ Chief Executive Officer, Marc Bell. “The overall business environment remains challenging, as we face issues such as softness in the European markets and declining margins in certain countries where JigoCity, our social commerce business unit, operates.   We are addressing issues at the individual business unit level and are in the process of implementing the necessary changes and enhancements we believe support our effort to improve profitability and increase shareholder value.  In Europe, for example, we have increased our product offerings and provided more access to alternative payment mechanisms to our customers.  At JigoCity, we will focus on our best markets and pace our expansion until the markets improve.”

The cost reduction initiative includes the consolidation of the Company’s offices globally to fewer locations and relocating a number of operations to our main facility in Sunnyvale.  In connection with this consolidation, there have been changes to the Company’s workforce across multiple locations. In the first quarter of fiscal 2012, the Company expects to record a total charge of approximately $500,000 attributable mainly to workforce changes, consisting primarily of cash expenditures for separation related benefits.  The Company expects these cash expenditures will be paid through May 2012.

SAFE HARBOR

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC.  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above and subject to such risk factors discussed in the Company’s recent SEC filings.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including AdultFriendFinder.com, Amigos.com, AsiaFriendFinder.com, Cams.com, FriendFinder.com, BigChurch.com and SeniorFriendFinder.com, and social commerce company operating JigoCity websites in more than five countries, providing members high quality, daily deals that are relevant to their individual lifestyles. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Investor Contact for FriendFinder Networks Inc.

Ezra Shashoua

561-912-7035 or investorrelations@ffn.com